                                                                  EXHIBIT 99.1


                                  PRESS RELEASE



      LEVCOR INTERNATIONAL, INC. AGREES TO ACQUIRE CARLYLE INDUSTRIES, INC.
      ---------------------------------------------------------------------

NEW YORK, May 28, 2002 /PRNewswire-FirstCall/ -- Levcor International, Inc. (OTC
BB: LEVC.OB) and Carlyle Industries, Inc. (OTC BB: CRLH.OB) jointly announced that they have executed a definitive merger agreement. The merger agreement provides for the merger of Carlyle with and into Levcor, and the issuance of one share of Levcor common stock in exchange for each five shares of common stock of Carlyle and the issuance of one share of a new class of Levcor preferred stock, designated as Series A preferred stock, in exchange for each share of Series B preferred stock of Carlyle.

The transaction is subject to approval of Levcor's and Carlyle's stockholders and other customary conditions, and is expected to close in the third quarter of 2002.

Levcor International, Inc. is engaged in converting woven textile fabrics and processing knit textile fabrics which are sold for production principally to domestic manufacturers of women's apparel. Levcor is headquartered in New York, New York. For more information, please contact Mr. Robert A. Levinson, Levcor's Chairman and President at (212) 354-8500.

Carlyle Industries, Inc. and its subsidiaries manufacture, package and distribute buttons, embellishments, gift and craft products. Carlyle's business is conducted principally through three subsidiaries: Blumenthal Lansing Company, Inc., Westwater Industries, Inc. and Button Fashion B.V. The Company's principal executive offices are located in Carlstadt, New Jersey. For more information, please contact Mr. Edward F. Cooke, Carlyle's Vice President and Chief Financial Officer at (201) 935-6220.

SOURCE: Levcor International, Inc.; Carlyle Industries, Inc.